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                                                                      Exhibit 16



August 15, 2005



Securities and Exchange Commission
Washington, D.C.   20549


Ladies and Gentlemen:

We were previously principal accountants for Artesian Resources Corporation (Company) and, under date of March 30, 2005, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003, and under date of May 2, 2005, we reported on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On August 9, 2005 we resigned. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 15, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the resignation was accepted by the audit committee of the Company, nor are we in a position to agree or disagree with the Company's statement that the audit committee of the Company has approved the engagement of a new independent registered public accounting firm.


Very truly yours,


/s/ KPMG LLP
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KPMG LLP